Exhibit 15(b)4 - Investor Qualifications

PROSPECTIVE INVESTORS
Own Account
Each Prospective Investor will be required to represent that it is purchasing for its own account (or a trust account if the purchaser is a trustee) and not with a view to resell the security. Per Rule 144 of the Securities and Exchange Commission, after initial sale, the securities may not be resold within one year without registration or qualification for an exemption from registration.
Qualified Purchasers Only
The Common Stock is offered only to "Qualified Purchasers", which include: (i) "accredited investors" under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).  We reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Regulation A.
Verification
Under the Regulation D, Rule 506(c) exemption from registration, another third party verification service, or a licensed professional of the Investor's choosing, may verify an individual Investor's qualifications by examination of documents from one of the following sources:

1. Income-Based Verification
Copies of any IRS document that shows income (W-2, K-1, 1099, 1040, etc.) for the two most recent years, along with written verification that Investor will reach accredited limits in the current year.
2. Net Worth-Based Verification
A copy, within the past three (3) months, of the following: bank statements, brokerage statements and other statements of securities holdings, certificates of deposit, tax assessments and appraisal reports issued by independent third parties; a credit report from at least one of the nationwide consumer reporting agencies is required; and written statement from the Investor that all liabilities necessary to make a determination of net worth have been disclosed.
3. Third-Party Verification
Written confirmation from a registered broker-dealer, an SEC-registered investment adviser, a licensed attorney, or a certified public accountant that such Person has taken reasonable steps to verify that the purchaser is an Accredited Investor within the prior three months and has determined that such purchaser is an Accredited Investor.
4. Roll-Over Accredited
Those people who were treated as Accredited Investors under a prior 506 offering by the same issuer are deemed to be Accredited Investors in future 506(c) offerings, provided that such Investor certifies that he is an Accredited Investor.
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Accredited Individuals
Individual Prospective Investors who wish to purchase securities as an Accredited Investor must provide verification that they meet one of the following Suitability Standards as defined by SEC Rules 501 and 506; 17 CFR 230.501(a):
A natural person whose individual net worth or joint net worth with that person's spouse, at the time of the purchase of the securities, exceeds One Million Dollars ($1,000,000), disregarding any positive equity in their personal residence. Note, however, that as of February 27, 2012, any loans against the personal residence taken out within the sixty (60) days prior to a subscription and any negative equity in the personal residence, (as determined by the Investor), must be considered in the calculation of net worth.

A natural person who had individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two most recent years or joint income with that person's spouse in excess of Three Hundred Thousand Dollars ($300,000) in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

For an entity such as an Individual Retirement Account (IRA) or Self Employed Person (SEP) Retirement Account, all of the beneficial owners must meet one of the above standards. The beneficial owners may be either natural persons or other entities as long as each meets one of the definitions of an Accredited Investor per bullets 1 or 2 above.

Accredited Legal Entities
Investors (other than natural persons) who wish to purchase the Company's securities under this Offering, must provide verification that they meet one of the following Suitability Standards as defined by SEC Rules 501 and 506; 17 CFR 230.501(a):

1. Charitable Organizations
A charitable organization, corporation, or partnership with assets exceeding Five Million Dollars ($5,000,000). The Charitable Organization must provide:
A copy of the formation Certificate and Agreement, and a Company resolution or other document authorizing the investment signed by the requisite parties identified in the Agreement; and
Documentation that the Charitable Organization has over Five Million Dollars ($5,000,000) in Assets such as a bank statement, or financial statement showing its assets and liabilities.
2. Investing Businesses
An Investing Businesses is a legal entity in which all the equity owners therein are Accredited Investors. The Investing Businesses must provide:
A copy of the formation Certificate and Agreement, and a Company resolution or other document from the entity authorizing the investment, signed by the requisite parties identified in the Agreement; and
Documentation from each of the equity owners of the Investing Business demonstrating that all such equity owners are Accredited Investors, or a statement to that effect from a CPA, attorney or registered investment advisor who has examined their qualifications within the last ninety (90) days.
3. Trusts
A Trust having assets exceeding Five Million Dollars ($5,000,000). The Trust must provide:
A copy of the trust, agency or other agreement and a document authorizing the investment signed by the requisite parties identified in the Agreement, and
Documentation that the trust qualifies as an Accredited Investor because: a) it has over Five Million Dollars ($5,000,000) in Assets, and b) that it was not formed to acquire the Interests.
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4. Other Legal Entities
Due to the potential for imposition of additional reporting requirements, the Company is not prepared to accept investments from banks, insurance companies, business development companies, small business investment companies, or employee benefit plans.
10% Qualified Purchaser
If the investor is not verified as an accredited investor, then FundAmerica will run suitability checks to verify that the investment in our common shares does not represent more than 10% of the greater of the investor's annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).
Bad Actors
Regulation D, Rule 506(d) was adopted by the SEC under the JOBS Act on September 23, 2013. Rule 506(d) pertains to Prospective Investors who acquire more than twenty percent (20%) of the voting (equity) interests in companies seeking an exemption from securities registration under Rule 506. Such Prospective Investors are deemed "covered persons". If such Investors have been subject to certain "disqualifying events" (as defined by the SEC), they must either: a) disclose such events to other Investors (if the disqualifying event occurred before September 23, 2013); or b) own less than twenty percent (20%) of the voting (equity) interests in the Company (if the disqualifying event occurred after September 23, 2013), and c) and they may not participate in management or fundraising for the Company. Disqualifying events are broadly defined to include such things as criminal convictions, citations, cease and desist or other final orders issued by a court, state or federal regulatory agency related to financial matters, Investors, securities violations, fraud, or misrepresentation.

Prospective Investors or other covered persons who do not wish to be subject to this requirement should: a) acquire less than twenty percent (20%) of the voting interests in the Company (or ensure that the Interests they acquire are non-voting, and b) abstain from participating in management or fundraising for the Company. Covered persons have a continuing obligation to disclose disqualifying events both: a) at the time they are admitted to the Company, and b) when such disqualifying event occurs (if later), for so long as they are participating in the Company. Failure to do so may cause the Company to lose its Rule 506 securities exemption. A Prospective Investor who becomes subject to this provision and fails to report it to the Company may be responsible for any damages the Company suffers, as a result.
Restrictions Pursuant to the USA PATRIOT Act
Investor Identification Program
To help the government fight the funding of terrorism and money laundering activities, Federal law requires the Company to obtain, verify, and record information that identifies each Person who subscribes to this Offering.
What this means for you: When you subscribe to this Offering, the Company may ask for your name, address, date of birth, state and country of residence, and other information that will allow them to identify you (and every Investor whom your funds represent). The Company may also ask to see your driver's license or other government-issued identifying documents. If you are a non-US Person (i.e., someone who is not a U.S. citizen, a U.S. resident alien, or a person living in the U.S. at the time of Subscription), additional identification information issued by your country of residence will be required. If you are unable or unwilling to provide all of the requested information, the Company may deny your Subscription to this Offering. Foreign Investors (i.e., non U.S. Persons) should ask the Company for a complete list of identifying information that will be required specifically of them. Additionally, foreign Investors may be required to complete a supplemental Offeree Questionnaire and/or Subscription Agreement.
Prohibited Transactions
Securities offered hereunder may not be purchased by any person who:
Is named on the list of "specially designated nationals" or "blocked persons" maintained by the U.S. Office of Foreign Assets Control ("OFAC") at ustreas.gov/offices/enforcement/ofac/sdn/ or as otherwise published from time to time;

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(1) Is an agency of the government of a Sanctioned Country, (2) an organization controlled by a Sanctioned Country, or (3) a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A "Sanctioned Country" shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at the following location ustreas.gov/offices/enforcement/ofac/sdn/ or as otherwise published from time to time;

Has more that fifteen percent of its assets in a Sanctioned Country; or

Derives more than fifteen percent (15%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.

IF YOU ARE A NON-U.S.PERSON, THE COMPANY IS REQUIRED TO CHECK YOUR NAME(S) AGAINST THESE LISTS. IF YOU DO NOT MEET THE REQUIREMENTS DESCRIBED ABOVE, DO NOT READ FURTHER AND IMMEDIATELY RETURN THIS MEMORANDUM TO THE COMPANY OR THE APPLICABLE MEMBER OF THE SELLING GROUP. IN THE EVENT YOU DO NOT MEET SUCH REQUIREMENTS, THIS MEMORANDUM SHALL NOT CONSTITUTE AN OFFER TO SELL INTERESTS TO YOU.
Acceptance of Subscriptions
The Company will review the documents provided by Prospective Investors to ensure that:
Each Prospective Investor has testified that it meets the Suitability Standards established by the Company set forth in this Section;

Each Prospective Investor has executed and returned the signature and contact information pages of the Agreement; and

Each Prospective Investor has fully signed and initialed the Subscription Agreement

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